June 27, 1994


	Firstar Corporation               First Southeast Banking Corp.
	777 East Wisconsin Avenue         P.O. Box 490
	Milwaukee, Wisconsin  53202       Lake Geneva, Wisconsin  53147

	Gentlemen and Ladies:

	     You have each requested our opinion as to certain federal income tax consequences of the proposed acquisition of First Southeast Banking Corp. ("First Southeast") by Firstar Corporation of Wisconsin ("FCW"), a wholly-owned subsidiary of Firstar Corporation ("Firstar"), as more completely described below.

	     FCW is a Wisconsin business corporation whose principal asset is the stock of one or more banking subsidiaries.
	Firstar is a corporation organized under the laws of the State of Wisconsin and operating as a multi-bank holding company.
	The outstanding shares of Firstar common stock, $1.25 par value per share ("Firstar Common Stock"), are widely held and publicly traded. Pursuant to the Rights Agreement dated as of January 19, 1989, each holder of Firstar Common Stock was granted, with respect to each share thereof, one right to purchase one one-hundredth (1/100) of a share of Firstar's Series C Preferred Stock under certain limited circumstances involving a takeover or threatened takeover of Firstar (a "Right"). Prior to the occurrence of any such limited circumstance, no Right may be transferred separately from the underlying share of Firstar Common Stock with respect to which it was granted, nor be represented by any certificate or other tangible representation other than the stock certificate of such underlying share (hereinafter, any reference to Firstar Common Stock includes the Rights attributable thereto).

	     First Southeast is a corporation organized under the laws of the State of Wisconsin. Its outstanding shares of stock consist of 106,486 shares of common stock, $1.00 par value per share ("First Southeast Common Stock"). The principal asset of First Southeast is the stock of its two banking subsidiaries, First Bank Southeast, N.A. and First Bank of Lake Geneva, N.A., each a national banking association. First Southeast owns approximately 99.9% and 97.4% of the issued and outstanding stock of First Bank Southeast, N.A. and First Bank of Lake Geneva, N.A., respectively. Firstar intends to directly or indirectly acquire or otherwise eliminate the minority interests in each Bank following the Merger.

	     Firstar, FCW and First Southeast have entered into an Agreement and Plan of Reorganization (the "Agreement") dated as of February 10, 1994 (the Agreement, together with the Plan of Merger, the "Merger Agreements"), pursuant to which the First Southeast Common Stock will be converted into the right to receive Firstar Common Stock and cash. All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreements.

	     For valid business reasons, First Southeast will be merged with and into FCW pursuant to a statutory merger under the Wisconsin Business Corporation Law (the "Merger"). Except as described below with respect to fractional shares of Firstar Common Stock, each issued and outstanding share of First Southeast Common Stock held at the Closing Date by the shareholders of First Southeast who have not perfected their dissenter's rights to the Merger ("non-dissenting shareholders") will be converted into the right to receive shares of Firstar Common Stock at an exchange ratio of approximately 16.9 shares of Firstar Common Stock for each share of First Southeast Common Stock. The Agreement provides that the Merger shall not be completed if holders of more than 5% of the First Southeast Common Stock have undertaken steps to perfect their rights to dissent in accordance with the Wisconsin Business Corporation Law and have not lost or abandoned such right. A non-dissenting shareholder otherwise entitled to receive a fractional share of Firstar Common Stock will be paid cash in lieu thereof by Firstar. Subject to the foregoing, each issued and outstanding share of First Southeast Common Stock held by shareholders of First Southeast who have perfected their dissenter's rights ("dissenting shareholder") will be converted into the right to receive cash from FCW in the Merger. The separate corporate existence of First Southeast will cease at the Closing Date.

	     Following the Merger, FCW, in its capacity as the successor to First Southeast and the majority shareholder of each of the Banks, will cause First Bank Southeast and First Bank Lake Geneva to be merged into Firstar Bank Milwaukee, N.A., and Firstar Bank Lake Geneva, N.A., each a national banking association (collectively, the "Firstar Banks") (the merger of the Banks with and into the Firstar Banks being referred to as the "Bank Mergers"). Prior to or in connection with the Bank Mergers, all of the shares of the Banks not owned by FCW will be acquired for, or otherwise converted into, cash. Because each of the Banks will merge with a Firstar Bank whose sole shareholder is FCW, no additional shares of stock in the Firstar Banks will be issued to FCW.

	     After the acquisition of First Southeast by Firstar and prior to the completion of the Bank Mergers, the assets and liabilities of the Burlington, Wisconsin branch operated by First Bank Southeast will be transferred for consideration to Firstar Bank Lake Geneva, N.A.

	     The Agreement also contemplates that other assets of First Southeast or the Banks will be sold or otherwise disposed of prior to or in connection with the Merger. The principal shareholder of First Southeast has agreed to acquire the shares of stock of Southern Exchange Bank, as well as policies of insurance on his own life, owned by First Southeast. In addition, First Southeast has agreed to sell an unrelated investment in stock of a publicly held corporation and the Banks have agreed to sell out-of-state loan participations, in each case to persons other than Firstar or any of the affiliates of Firstar. However, some of the participations may be sold to affiliates of First Southeast.

	     In connection with the Merger, Firstar has made the representations set forth on Exhibit A attached hereto, and First Southeast has made the representations set forth on Exhibit B attached hereto.

	     Based upon the foregoing, and subject to the conditions and limitations set forth below, we are of the opinion that:

	     1. Provided that the Merger qualifies as a statutory merger under the laws of the State of Wisconsin, the acquisition by FCW of substantially all of the assets of First Southeast in exchange for shares of Firstar Common Stock and cash, and the assumption by FCW of the liabilities of First Southeast, as described above, will qualify as a reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. For purposes of this letter, "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of First Southeast. Firstar, FCW and First Southeast will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

	     2. No gain or loss will be recognized by First Southeast upon the transfer of substantially all of its assets to FCW in exchange for shares of Firstar Common Stock and cash and the assumption by FCW of all of the liabilities of First Southeast (sections 361(a) and 357(a) of the Code).

	     3. No gain or loss will be recognized by FCW or Firstar upon the receipt by FCW of substantially all of the assets of First Southeast in exchange for the issuance of shares of Firstar Common Stock and cash and the assumption of the liabilities of First Southeast (Revenue Ruling 57-278, 1957-1 Cum. Bull. 124).

	     4. The basis of the assets of First Southeast in the hands of FCW will, in each case, be the same as the basis of such assets in the hands of First Southeast immediately prior to the Merger (section 362(b) of the Code).

	     5. The basis of the FCW stock in the hands of Firstar will be increased by an amount equal to the basis of the First Southeast assets acquired by FCW and decreased by the sum of the amount of the liabilities of First Southeast assumed by FCW, plus the amount of the liabilities, if any, to which the acquired assets of First Southeast are subject (Proposed Regulations 1.358-6(a)).

	     6. The holding period of the assets of First Southeast received by FCW will, in each case, include the period during which the assets were held by First Southeast immediately prior to the Merger (section 1223(2) of the Code).

	     7. With respect to holders of First Southeast Common Stock who receive solely Firstar Common Stock, no gain or loss will be recognized by such shareholders upon the receipt of Firstar Common Stock in exchange for their shares of First Southeast Common Stock (section 354(a)(1) of the Code).

	     8. With respect to those holders of shares of First Southeast Common Stock who receive solely cash in exchange for their First Southeast Common Stock, the cash will be treated as received by such holders as distributions in redemption of First Southeast Common Stock subject to the conditions and limitations of section 302 of the Code. Those holders who receive solely cash and, as a result of such receipt, hold no First Southeast Common Stock directly or through application of the attribution rules of section 318(a) shall be treated as having completely terminated their interest within the meaning of section 302(b)(3), and the cash will be treated as payment in exchange for First Southeast Common Stock as provided in
	section 302(a). As provided in section 1001, gain will be recognized by such shareholders measured by the difference between the cash received and the basis of the First Southeast Common Stock surrendered as determined under section 1011. Provided that the First Southeast Common Stock is a capital asset in the hands of such shareholders, the gain or loss, if any, will constitute capital gain or loss.

	     9. Gain, if any, will be realized by the shareholders of First Southeast who receive both Firstar Common Stock and cash in exchange for their First Southeast Common Stock, and will be recognized, but not in excess of the amount of cash received (section 356(a)(1) of the Code). If the exchange has the effect of the distribution of a dividend (determined with the application of section 318(a) of the Code), then the amount of gain recognized that is not in excess of the ratable share of undistributed earnings and profits of Firstar will be treated as a dividend (section 356(a)(2) of the Code). The determination of whether the exchange has the effect of the distribution of a dividend will be made in accordance with the principles set forth in Commissioner v. Clark, 489 U.S. 726
	(1989). To the extent that the cash received by the shareholder consists solely of cash paid by Firstar in lieu of issuing a fractional share of its common stock, the receipt of such cash will not have the effect of a dividend and the former First Southeast shareholder will be entitled to recognize capital gain, provided that the shares of First Southeast were held as a capital asset. No loss will be recognized by the shareholders of First Southeast on the exchange of First Southeast Common Stock for Firstar Common Stock and cash (section 356(c) of the Code).

	    10. The basis of the Firstar Common Stock to be received by the First Southeast shareholders in the Merger will, in each case, be the same as the basis of the First Southeast Common Stock surrendered in exchange therefor, decreased by the amount of the cash and the fair market value of the other property received and increased by the amount treated as a dividend, if any, and by the amount of gain recognized on the exchange (not including any portion of the gain that is treated as a dividend) (section 358(a)(1) of the Code).

	    11. The holding period of the Firstar Common Stock in the hands of the First Southeast shareholders will, in each case, include the holding period of the shares of First Southeast Common Stock surrendered in exchange therefor, provided that the First Southeast Common Stock was, in each instance, held as a capital asset in the hands of the First Southeast shareholders on the effective date of the Merger (section 1223(1) of the Code).

	    12. FCW will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of First Southeast as of the date of the transfer of assets resulting from the Merger. Any deficit in earnings and profits of First Southeast or FCW will be used only to offset earnings and profits accumulated after the date of transfer (section 381(c)(2) of the Code and Treasury Regulations 1.381(c)(2)-1).

	    13. FCW will succeed to and take into account the items of First Southeast described in section 381(c) of the Code. These items will be taken into account by FCW subject to the conditions and limitations specified in sections 381, 382 and 383 of the Code and the regulations thereunder (section 381(a) of the Code and Treasury Regulations 1.381(a)-1).

	     We express no opinion on the following matters:

	     (i) The tax treatment of the Merger under other provisions of the Code and the regulations thereunder;

	    (ii) The tax treatment of any conditions existing at the time of, or effects resulting from, the Merger that are not specifically addressed herein, including without limitation the tax treatment of any shareholder of First Southeast who acquired First Southeast Common Stock pursuant to an employee stock option or otherwise as compensation; or

	   (iii) The tax treatment of the Merger under the laws of any state or commonwealth or of any other jurisdiction other than the United States.

	     Our opinions are based upon the existing provisions of the Code, the regulations thereunder, published revenue rulings, procedures and releases of the Internal Revenue Service, and existing court decisions, any of which could be changed at any time. Any such changes may be retroactive with respect to transactions entered into prior to the date of such changes and could modify our opinions retroactively. The Internal Revenue Service is not bound by our opinions and, accordingly, is not precluded from asserting positions contrary to our opinions. Further, the opinions expressed herein are based upon our best interpretations of existing sources of law and express what, based on these sources, we believe a court would likely conclude if presented with these issues. However, no assurance can be given that such interpretations would be followed if they became the subject of judicial or administrative proceedings.

	     As explained above, our opinions as set forth herein are based upon the representations and factual statements referred to herein. If any such representation or factual statement is inaccurate or incorrect in any material respect now or at the Closing Date, any or all of the opinions expressed herein with respect to the Merger may become inapplicable.

	     We hereby consent to the use of our name in the Proxy Statement-Prospectus and the filing of this opinion with the Securities and Exchange Commission as an exhibit thereto.

	                              Very truly yours,




	                              FOLEY & LARDNER

	Attachments


	                                                  Exhibit A

	             Representations of Firstar Corporation

	Firstar has made the following representations:

	     (a) The fair market value of the Firstar Common Stock and any other consideration to be received by each shareholder of First Southeast who has not perfected his dissenter's rights will be approximately equal to the fair market value of the First Southeast Common Stock to be surrendered in the Merger. For purposes of this representation, "fair market value" means the value agreed upon after arm's-length negotiations between two parties, neither of whom is under a compulsion to buy or sell.

	     (b) FCW will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by First Southeast immediately prior to the Merger. For purposes of this representation, amounts paid by First Southeast to dissenting shareholders or to other shareholders who receive cash, assets of First Southeast used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by First Southeast immediately preceding the Merger, will be included as assets of First Southeast held immediately prior to the consummation of the Merger. In addition, the proposed mergers (the "Bank Mergers") of First Bank Southeast and First Bank Lake Geneva with and into Firstar Bank Milwaukee N.A. (the "Milwaukee Bank") and Firstar Bank Lake Geneva, N.A., respectively, the subsequent transfer of the Burlington, Wisconsin branch office by the Milwaukee Bank to an affiliate, the transactions described in Sections 6.13, 6.15 and 6.16 of the Agreement and any other similar or related transfers of assets of First Southeast or the Banks have been considered in making this representation.

	     (c) Firstar has no plan or intention to liquidate FCW; to merge or consolidate FCW with and into another corporation or banking association; to cause FCW to sell or otherwise dispose of any of the assets of First Southeast acquired in the Merger, except for dispositions made in the ordinary course of its business and except as provided in Sections 6.15 and 6.16 of the Agreement; or to sell or otherwise dispose of the stock of FCW.

	     (d) Prior to the Merger, Firstar will be in control of FCW within the meaning of section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

	     (e) Following the Merger, FCW will not issue additional shares of its stock that would result in Firstar losing control of FCW within the meaning of section 368(c) of the Code.

	     (f) Firstar has no plan or intention to reacquire any of the Firstar Common Stock exchanged for First Southeast Common Stock in the Merger.

	     (g) Firstar and FCW will pay or assume only those expenses of First Southeast that are solely and directly related to the Merger in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 Cum. Bull. 187. Firstar will pay the expense of preparing, filing and duplicating the Proxy Statement-Prospectus and all regulatory filing fees incurred in connection therewith. Otherwise, Firstar and FCW will each pay their respective expenses, if any, incurred in connection with the Merger.

	     (h) The liabilities of First Southeast to be assumed by FCW and the liabilities to which the transferred assets of First Southeast are subject were incurred by First Southeast in the ordinary course of its business.

	     (i) Following the Merger, FCW will continue the historic business of First Southeast or use a significant portion of First Southeast's historic business assets in a business.

	     (j) None of the compensation received or to be received by any shareholder-employees of First Southeast will be separate consideration for, or allocable to, any of their shares of First Southeast Common Stock; none of the shares of Firstar Common Stock received by any such shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any such shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

	     (k) There is no intercorporate indebtedness between Firstar and First Southeast or between FCW and First Southeast that was issued, acquired, or will be settled at a discount.

	     (l) Neither Firstar nor FCW is an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

	     (m) No event has occurred or been threatened which would entitle the shareholders of Firstar to exercise the Preferred Stock Purchase Rights issued pursuant to the Rights Agreement dated as of January 19, 1989, nor is any such event reasonably anticipated.

	     (n) No stock of FCW will be used in the Merger.

	     (o) Firstar has a business purpose for the Merger which is other than tax avoidance and is "germane to the continuance of the business" of Firstar within the meaning of Treasury
	Regulations  1.368-2(g).


	                                                    Exhibit B

	        Representations of First Southeast Banking Corp.

	First Southeast has made the following representations:

	     1. The fair market value of the Firstar Common Stock and any other consideration to be received by each shareholder of First Southeast who has not perfected his dissenter's rights will be approximately equal to the fair market value of the First Southeast Common Stock to be surrendered in the Merger. For purposes of this representation, "fair market value" means the value agreed upon after arm's-length negotiations between two parties, neither of whom is under a compulsion to buy or sell.

	     2. There is no plan or intention by the shareholders of First Southeast who own one percent or more of the First Southeast Common Stock, and to the best of the knowledge of the management of First Southeast, there is no plan or intention on the part of the remaining shareholders of First Southeast to sell, exchange or otherwise dispose of a number of shares of Firstar Common Stock received in the Merger that would reduce the First Southeast shareholders' ownership of Firstar Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding First Southeast Common Stock as of the same date. For purposes of this representation, (a) shares of First Southeast Common Stock exchanged for cash or other property (if any), surrendered by dissenting shareholders or exchanged for cash in lieu of fractional shares of Firstar Common Stock will be treated as outstanding Firstar Common Stock on the date of the Merger and (b) any transaction, such as the making of a short sale or the acquisition of a derivative security, that would protect against loss with respect to the Firstar Common Stock, will be treated as a sale, exchange or other disposition of such stock. Moreover, shares of First Southeast Common Stock and shares of Firstar Common Stock held by First Southeast shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger have been considered in making this representation.

	     3. FCW will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by First Southeast immediately prior to the Merger. For purposes of this representation, amounts paid by First Southeast to dissenting shareholders or to other shareholders who receive cash, assets of First Southeast used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by First Southeast immediately preceding the Merger, will be included as assets of First Southeast held immediately prior to the consummation of the Merger.

	     4.  First Southeast and the shareholders of First
	Southeast will each pay their respective expenses, if any, incurred in connection with the Merger.

	     5. The liabilities of First Southeast to be assumed by FCW and the liabilities to which the transferred assets of First Southeast are subject were incurred by First Southeast in the ordinary course of its business.

	     6. First Southeast will pay its dissenting shareholders, if any, or cause FCW to assume such obligation to pay, the value of their First Southeast Common Stock out of its own funds. No funds will be supplied for that purpose, directly or indirectly, by Firstar.

	     7. At the Effective Date, the fair market value of the assets of First Southeast transferred to FCW will exceed the sum of the liabilities assumed by FCW plus the liabilities, if any, to which such assets are subject.

	     8. None of the compensation received or to be received by an shareholder-employees of First Southeast will be separate consideration for, or allocable to, any of their shares of First Southeast Common Stock; none of the shares of Firstar Common Stock received by any such shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any such shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

	     9. There is no intercorporate indebtedness between Firstar and First Southeast or between FCW and First Southeast that was issued, acquired or will be settled at a discount.

	    10. First Southeast is not under the jurisdiction of a court in a Title 11 (United States Code) or similar case within the meaning of section 368(a)(3)(A) of the Code.

	    11. First Southeast is not an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

	    12. First Southeast has a business purpose for the Merger which is other than tax avoidance and is "germane to the continuance of the business" of First Southeast within the meaning of Treasury Regulation 1.368-2(g).